Exhibit 99.1

March 31, 2008

Mr. Craig Campbell
3 Shetland Circle
Tyngsborough, MA 01879

Dear Craig;

I am very pleased to offer you the position of Vice President, Corporate Controller/Chief Accounting Officer, Accellent, reporting directly to me. The position will be based in the Wilmington, MA area.  The general terms of your employment offer, including compensation and benefits, are described below:

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Your initial base salary shall be $7,291.66 paid semi-monthly, $175,000 annualized, less applicable withholding taxes.  Your salary will be reviewed on a periodic basis consistent with the procedures used by the Company for other similarly situated Company employees.

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Your Annual Incentive Bonus Target will be thirty percent (30%) of your base salary prorated as of your date of hire.  The bonus plan and target measures may be altered from time to time at the discretion of the Company.  You will not be entitled to payment of any Annual Incentive Bonus or any prorate portion thereof unless you are actively employed on the date such bonus is paid.

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Subject to approval of Accellent’s Board of Directors and your execution of the applicable Accellent option grant agreement, you shall be granted the option to purchase 35,000 shares of Stock at a purchase price equal to fair market value as determined by the Board of Directors on the date of grant.   The stock options shall be governed by the terms and conditions detailed in the Accellent Holding Corp. Stock Option Plan and the separate stock option agreement.

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Subject to the terms and conditions of eligibility, you will be eligible to participate in benefit plans generally made available to Corporate employees as such may be amended from time to time.  Such benefits currently include medical and dental coverage, a 401k plan, life and disability insurance coverage, our Section 125 Flexible Spending Plan and other programs.

•	You will be eligible to accrue 3 weeks vacation pursuant to the Company’s vacation policy, prorated from date of hire.
•	You will be entitled to reimbursement for business related out-of-pocket expenses, which include: mileage, meals and other appropriate business related expenses.

This offer is contingent on the following:

•	Joining us as a regular employee not later than Monday, April 28, 2008.
•	Signed acceptance of this offer on or by Monday, March 31, 2008.
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Passing the required drug screen, reference and background-check prior to your start date.  By signing this offer letter, you authorize all background checks, and agree to release medical information based on your drug test.  The local Human Resources department will provide you with the necessary paperwork to complete the pre-employment screen at the Company’s expense.   You will be required to sign appropriate authorizations in connection with such background checks.

•	In conjunction with your start of employment you will be required to sign among other items our standard Non-Disclosure, Non-Solicitation, Non-Competition and Invention Assignment agreement.
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The federal government requires all employers to verify an employee’s eligibility to work in the United States.  Please bring with you on your first day of employment documentation to prove your eligibility status.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter Accellent’s policy of employment at will, under which both you and Accellent remain free to end the employment relationship, for any reason, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.  This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

By signing this offer letter you represent that you are not bound by any employment contract, restrictive covenant such as a non-compete or other restriction preventing you from entering into employment with Accellent. Furthermore, you are not bound by any agreement that will prevent you from carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

Craig, we look forward to working with you and welcome you to the leading supplier of goods and services to the medical device industry. We have a lot of work to do, but the personal rewards will be significant.

Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ Jeremy A. Friedman

Jeremy Friedman
Chief Financial Officer
Accellent

AGREED TO AND ACCEPTED BY:

/s/ Craig C. Campbell	3/31/2008
Craig Campbell	Date